EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports
Medusa Field Production Resumes

       Natchez, MS (October 19, 2004)—Callon Petroleum Company ( NYSE: CPE / CPE.PrA) reported today that production at the Medusa Field resumed on October 13, 2004 and is being ramped up to pre-Hurricane Ivan levels of 34,000 barrels of oil (Bo) and 34 million cubic feet of natural gas (MMcf) per day. Currently, the field is producing 30,000 Bo and 30 MMcf per day.

       Production at Medusa had been shut in following Hurricane Ivan so that debris could be cleaned up and minor damage could be repaired. The Medusa Field is located in 2,200 feet of water in Mississippi Canyon Blocks 538 and 582. Callon owns a 15% working interest and Murphy Oil Corporation (NYSE: MUR) is the operator.

       Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

       This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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